Exhibit 10.25

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Agreement is made and entered into as of the 23rd day of April, 2010 by and between Intellect Neurosciences, Inc., a Delaware corporation with principal offices at 7 West 18th street, New York, NY 10011 (together with its successors and assigns, "INTELLECT"), and Daniel Chain (the "Executive").

WITNESSETH:

WHEREAS, INTELLECT desires to continue to employ Executive pursuant to an agreement embodying the terms of such employment (this "Agreement") and Executive desires to enter into this Agreement and to continue in such employment, subject to the terms and provisions of this Agreement, which amends and restates the Employment Agreement entered into as of January 15, 2007 by and between INTELLECT and Executive (the "Prior Agreement");

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, INTELLECT and Executive (individually a "Party" and together the "Parties") agree as follows:

1.           TERM OF EMPLOYMENT.  The term of Executive's employment under this Agreement shall commence on the date of this Agreement (the "Effective Date") and end on April 23, 2012 (the " Term"), unless terminated earlier in accordance herewith.

2.            POSITION, DUTIES AND RESPONSIBILITIES.

(a)           Generally. Executive shall serve as the Chairman of the Board of Directors (the "Board") and Chief Executive Officer ("CEO") of INTELLECT, during the Term. In any and all such capacities, Executive shall report solely to the Board. Executive shall have and perform such duties, responsibilities, and authorities as are customary for the Chairman and CEO of corporations of similar size and businesses as INTELLECT as they may exist from time to time and as are consistent with such positions and status.

(b)           Annual Objectives. Executive acknowledges that the Board, in consultation with Executive, will establish annual objectives for Executive to satisfy. Executive agrees to use his best efforts to substantially achieve these annual objectives.

3.           BASE SALARY.  Executive shall be paid an annualized salary ("Base Salary"), payable in accordance with INTELLECT's regular payroll practices, of $250,000.

4.           LONG-TERM INCENTIVE PROGRAMS.

(a)           Executive shall be eligible to participate in INTELLECT’s long-term incentive compensation programs, including stock options, stock grants and other equity awards.

(b)           As soon as practicable following execution of this Agreement, the Company shall grant to Executive warrants and/or options to purchase up to fourteen (14) percent of the Company’s total outstanding shares, computed on a fully diluted basis, taking into account all common shares currently outstanding, all common shares underlying all outstanding Series B Convertible Preferred Stock, Convertible Promissory Notes, Royalty Notes, and warrants and all common shares issued pursuant to the Subscription Agreement between INTELLECT and the subscribers listed therein dated as of April 23, 2010.

5.           EMPLOYEE BENEFIT PROGRAMS.

(a)           General Benefits. During the Term, Executive shall be entitled to participate in such employee benefit plans and programs of INTELLECT as are made available to INTELLECT's senior-level executives or to its employees generally, as such plans or programs may be in effect from time to time, including without limitation, each of the following: health, medical, dental, long-term disability, travel accident, life insurance plans or nonqualified retirement plans.

(b)           Vacation. Executive shall be entitled to four weeks of vacation for each year he is employed with INTELLECT and to a reasonable number of other days off for religious and personal reasons.

6.           INVENTIONS.

(a)           If at any time during the Term, Executive shall invent, discover, or devise, either by himself or jointly with any other person, any invention, design, idea or any other form of intangible property (together "Invention") which relates to, or is connected or capable of being utilized, directly or indirectly, in connection with any trade or business being conducted at the time by INTELLECT or any Subsidiary or affiliate, the Invention shall, to the extent of Executive's entire interest, be the sole property of INTELLECT, and INTELLECT shall have the exclusive right to use, adapt or patent (or not to do so) the same, as determined by INTELLECT in its sole and absolute discretion. Executive shall immediately communicate to INTELLECT the full details of any such Invention and if INTELLECT applies for a patent in respect of such Invention, it shall make the patent application in the joint names of INTELLECT and Executive and Executive shall concur in applying for such Invention patent, and, at INTELLECT's sole expense, shall prepare all necessary specifications and drawings and give every assistance in Executive's power to procure the patent grant. Executive's interest in any such patent when granted shall be unconditionally and irrevocably assigned to INTELLECT.

(b)          Executive shall, both during and after the Term, at INTELLECT's request and sole expense, do all reasonable acts and things and shall execute all documents that INTELLECT may consider necessary or desirable to make such Invention available to INTELLECT and to perfect and defend INTELLECT's title to the Invention, including, but not limited to Executive irrevocably appointing INTELLECT as his attorney and agent and in his name and/or on his behalf for signing, executing or otherwise completing any deed or document and to do all acts and things that INTELLECT may reasonably consider necessary or expedient for purposes of this Section 6.

7.           REIMBURSEMENT OF BUSINESS EXPENSES. Executive is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement and INTELLECT shall promptly reimburse him for all business expenses incurred in connection therewith, subject to documentation in accordance with INTELLECT's applicable policies.

8.           TERMINATION OF EMPLOYMENT.

(a)          Termination Due To Executive's Death or Disability. In the event Executive's employment with INTELLECT is terminated due to his death or disability, Executive, his estate or his beneficiaries, as the case may be, shall be entitled to and their sole remedies under this Agreement shall be:

(i)           Earned and unpaid Base Salary through the date of death or date of termination of Executive's employment by INTELLECT ("Termination Date") for disability, payable in a cash lump sum no later than 15 days following the Termination Date; and

(ii)          all accrued and unpaid vacation time and all other additional benefits then due or earned in accordance with applicable plans and programs of INTELLECT.

For purposes of this Section 8(a), the term "Disability" means any illness or incapacity which prohibits Executive from rendering services of the character as contemplated hereunder (i) for a period of 120 consecutive days or 150 days out of 12 consecutive months, or (ii) which is expected to result in Executive's death or be of indefinite duration.

(b)          Termination by Intellect for Cause.

(i)           "Cause" shall mean:

A.           Executive's refusal or failure to carry out specific lawful Board directive(s) which are of a material nature and consistent with his status as Chairman and CEO;

B.           Executive's willful refusal or failure to perform a material part of his duties hereunder;

C.           commission by Executive of a material breach of this Agreement;

D.           Executive's conviction of any felony (or plea of guilty or nolo contendere thereto) that involves moral turpitude;

E.           willful misconduct by Executive with regard to INTELLECT or its subsidiaries or their affiliates, assets, businesses or employees; or

F.           Executive commits a fraudulent or dishonest act in his relations with INTELLECT or its subsidiaries or affiliates ("DISHONEST" for this purpose means Executive's knowing or reckless material statement or omission for his own benefit).

(ii)          A termination for Cause shall not take effect unless the provisions of this paragraph (ii) are complied with. Executive shall be given written notice by INTELLECT of its intention to terminate him for Cause, such notice to state in detail the particular alleged act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Cause is based. Executive shall have 10 business days after the date that such written notice has been received by him in which to cure such conduct, to the extent such cure is possible. If he fails to cure such conduct, Executive shall then be entitled to appear at a special hearing before the Board that is held for the purpose of determining whether Cause exists.  Such hearing shall be held within 15 days of such notice to Executive, provided he requests such hearing within 10 days of the written notice from INTELLECT stating its intention to terminate him for Cause.  If, within five(5) days following such hearing, Executive is furnished written notice by the Board that it has (excluding Executive if he is a member of the Board) determined that, in its good faith judgment, grounds for Cause on the basis of the original notice exist, he shall thereupon be terminated for Cause.

(iii)          In the event INTELLECT terminates Executive's employment for Cause, he shall be entitled to and his sole remedies under this Agreement shall be earned and unpaid Base Salary through the Termination Date, payable in a cash lump sum no later than 15 days following the Termination Date; and all accrued and unpaid vacation time and all other additional benefits then due or earned in accordance with INTELLECT's applicable plans or programs.

(c)          Termination Without Cause or by Executive for Good Reason. In the event Executive's employment with INTELLECT is terminated without Cause (which termination shall be effective as of the date specified by INTELLECT in a written notice to Executive), other than due to Executive's death or Disability, or in the event Executive terminates his employment for Good Reason (as defined below), Executive shall be entitled to and his sole remedies under this Agreement shall be:

(i)           earned and unpaid Base Salary through the Termination Date, payable in a cash lump sum no later than 15 days following such date;

(ii)           the sum of Executive's Base Salary, at the annualized rate in effect on the Termination Date (or, in the event a reduction in Base Salary is a basis for a Termination by Executive for Good Reason, then the Base Salary in effect immediately prior to such reduction) divided by 12 ("Monthly Continuation Payments") and which Monthly Continuation Payments are to be paid to Executive for a period of 6 months but not to extend beyond April 23, 2012 (the "Severance Period");

(iii)         any outstanding stock options or shares of Restricted Stock which are unvested shall vest and Executive shall have the right to exercise any vested stock options during the Severance Period or for the remainder of the exercise period;

(iv)         continued participation in all medical, health and life insurance plans at the same benefit level at which he was participating on the date of the termination of his employment until the earlier of the end of the Severance Period or the date, or dates, he receives equivalent coverage and benefits under the plans and programs of a subsequent employer (such coverage and benefits to be determined on a coverage-by-coverage, or benefit-by-benefit, basis). Notwithstanding the foregoing, the Monthly Continuation Payments shall be subject to delay to the extent necessary for the avoidance of adverse tax consequences to Executive under Section 409A of the Internal Revenue Code of 1986, as amended ("Section 409A"); provided, however, that if the Monthly Continuation Payments commence more than 30 days following the Termination Date, the first such payment shall equal the sum of all Monthly Continuation Payments that would have been made from the Termination Date to the date of such first payment were it not for the restriction contained in this sentence; and

(v)          all accrued and unpaid vacation and all other additional benefits then due or earned in accordance with INTELLECT’s applicable plans or programs.

"Termination Without Cause" shall mean INTELLECT terminates Executive's employment for any reason other than Cause (as defined in Section 8(b)) or due to Executive's death or Disability.

"Termination By Executive For Good Reason" shall mean Executive's termination of his employment following the occurrence, without Executive's written consent, of one or more of the following events (except as a result of a prior termination):

A.           a material diminution or change, adverse to Executive, in Executive's positions, titles, or offices as set forth in Section 2(a), status, rank, nature of duties or responsibilities, or authority within INTELLECT, or a removal of Executive from or any failure to elect or re-elect or, as the case may be, nominate Executive to any such positions or offices, except as a member of the Board after delivery of written notice to the Board by Executive of such breach and Company has not cured within and 10 business days of such notice;

B.           an assignment of any duties to Executive which are inconsistent with his status as Chairman or CEO of INTELLECT and other positions held under Section 3(a) or any material adverse change in Executive's reporting relationships that is not cured within 10 business days of INTELLECT's receipt of written notice from Executive;

C.           any other failure by INTELLECT to perform any material obligation under, or breach by INTELLECT of any material provision of, this Agreement that is not cured within 30 business days of INTELLECT's receipt of written notice from Executive of such breach; or

Notwithstanding anything to the contrary contained herein, the assumption by another individual of the position of Chairman of the Board with customary duties and responsibilities, so long as the new Chairman of the Board is not a director or Employee of INTELLECT on the Effective Date, shall not provide a basis for a Termination by Executive for Good Reason.

(d)           No Mitigation; No Offset. In the event of any termination of employment, Executive shall be under no obligation to seek other employment; amounts due Executive under this Agreement shall not be offset by any remuneration attributable to any subsequent employment that he may obtain or for any other reason.

(e)          Nature Of Payments. Any amounts due under this Section 8 are in the nature of severance payments considered to be reasonable by INTELLECT and are not in the nature of a penalty.

(f)           Exclusivity Of Severance Payments. Upon termination of Executive's employment during the Term, he shall not be entitled to any severance payments or severance benefits from INTELLECT or any payments by INTELLECT on account of any claim by him of wrongful termination, including claims under any federal, state or local human and civil rights or labor laws, other than the payments and benefits provided in this Section 8.

(g)          Release Of Employment Claims. Executive and INTELLECT agree, as a condition to receipt of the termination payments and benefits provided for in this Section 8, that he will execute a mutual release agreement, in a form reasonably satisfactory to INTELLECT, releasing their claims against one another arising out of Executive's employment (other than enforcement of this Agreement, Executive's rights under any of INTELLECT's incentive compensation and employee benefit plans and programs to which he is entitled under this Agreement, any claim for any tort for personal injury not arising out of or related to his termination of employment and Executive’s right to indemnification under INTELLECT’s by-laws or coverage under any director’s and officer’s insurance policy).

9.           CONFIDENTIALITY; COOPERATION WITH REGARD TO LITIGATION; NON-DISPARAGEMENT.

(a)          During the Term and thereafter, Executive shall not, without INTELLECT's prior written consent, disclose to anyone (except in good faith in the ordinary course of business to a person who will be advised by Executive to keep such information confidential) or make use of any Confidential Information except in the performance of his duties hereunder or when required to do so by legal process, by any governmental agency having supervisory authority over the business of INTELLECT or by any administrative or legislative body (including a committee thereof) that requires him to divulge, disclose or make accessible such information. In the event that Executive is so ordered, he shall give prompt written notice to INTELLECT to allow INTELLECT the opportunity to object to or otherwise resist such order.

(b)          During the Term and thereafter, Executive shall not disclose the existence or contents of this Agreement beyond what is disclosed in any proxy statement or documents filed with the government unless and to the extent such disclosure is required by law, by a governmental agency, or in a document required by law to be filed with a governmental agency or in connection with enforcement of his rights under this Agreement. In the event that disclosure is so required, Executive shall give prompt written notice to INTELLECT to allow INTELLECT the opportunity to object to or otherwise resist such requirement. This restriction shall not apply to such disclosure by him to members of his immediate family, his tax, legal or financial advisors, any lender, or tax authorities, or to potential future employers to the extent necessary, each of whom shall be advised not to disclose such information.

(c)          "Confidential Information" shall mean all information concerning the business of INTELLECT or any Subsidiary relating to any of their products, product development, trade secrets, customers, suppliers, finances, and business plans and strategies. Excluded from the definition of Confidential Information is information (i) that is or becomes part of the public domain, other than through the breach of this Agreement by Executive or (ii) regarding INTELLECT's business or industry properly acquired by Executive in the course of his career as an executive in INTELLECT's industry and independent of Executive's employment by INTELLECT. For this purpose, information known or available generally within the trade or industry of INTELLECT or any Subsidiary shall be deemed to be known or available to the public.

(d)          "Subsidiary" shall mean any corporation controlled directly or indirectly by INTELLECT.

(e)          Executive agrees to cooperate with INTELLECT, during the Term and thereafter, by making himself reasonably available to testify on behalf of INTELLECT or any Subsidiary in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist INTELLECT, or any Subsidiary, in any such action, suit, or proceeding, by providing information and meeting and consulting with the Board or its representatives or counsel, or representatives or counsel to INTELLECT, or any Subsidiary as reasonably requested; provided however, that the same does not materially interfere with his then current professional activities. INTELLECT agrees to reimburse Executive, on an after-tax basis, for all expenses actually incurred in connection with his provision of testimony or assistance.

(f)           Executive agrees that, during the Term and thereafter he will not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage INTELLECT or any Subsidiary or their respective officers, directors, employees, advisors, businesses or reputations. INTELLECT agrees that, during the Term and thereafter INTELLECT will not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may directly or indirectly, disparage Executive or his business or reputation. Notwithstanding the foregoing, nothing in this Agreement shall preclude either Executive or INTELLECT from making truthful statements or disclosures that are required by applicable law, regulation or legal process.

10.           NON-COMPETITION.  During the period beginning with the Effective Date and ending 24 months following the Termination Date, Executive shall not engage in Competition with INTELLECT or any Subsidiary. "COMPETITION" shall mean engaging in any activity, except as provided below, for a Competitor of INTELLECT or any Subsidiary, whether as an employee, consultant, principal, agent, officer, director, partner, shareholder (except as a less than one percent shareholder of a publicly traded company) or otherwise. A "COMPETITOR" shall mean any corporation or other entity which competes directly or indirectly with the business conducted by INTELLECT, as determined on the date of termination of Executive's employment. If Executive commences employment or becomes a consultant, principal, agent, officer, director, partner, or shareholder of any entity that is not a Competitor at the time Executive initially becomes employed or becomes a consultant, principal, agent, officer, director, partner, or shareholder of the entity, future activities of such entity shall not result in a violation of this provision unless (x) such activities were contemplated by Executive or the entity to which he is providing services at the time Executive initially became employed or becomes a consultant, principal, agent, officer, director, partner, or shareholder of the entity or (y) Executive commences directly or indirectly overseeing or managing the activities of an entity which becomes a Competitor during the Restriction Period.

11.           NON-SOLICITATION/ NON-INTERFERENCE.  During the period beginning with the Effective Date and ending 24 months following the Termination Date, Executive shall not induce employees of INTELLECT or any Subsidiary to terminate their employment, nor shall Executive solicit or encourage any of INTELLECT's or any Subsidiary's non-retail customers, or any corporation or other entity in a joint venture relationship (directly or indirectly) with INTELLECT or any Subsidiary, to terminate or diminish their relationship with INTELLECT or any Subsidiary or to violate any agreement with any of them. During such period, Executive shall not hire, either directly or through any employee, agent or representative, any employee of INTELLECT or any Subsidiary or any person who was employed by INTELLECT or any Subsidiary within 180 days of such hiring.

12.           REMEDIES.  If Executive breaches any of the provisions contained in Sections 9, 10 or 11 above, INTELLECT shall have the right to terminate immediately all payments and benefits due under this Agreement and shall have the right to seek injunctive relief. Executive acknowledges that such a breach of Sections 9,10 or 11 above would cause irreparable injury and that money damages would not provide an adequate remedy for INTELLECT; provided however, the foregoing shall not prevent Executive from contesting the issuance of any such injunction on the ground that no violation or threatened violation of 9,10 or 11 above has occurred.

13.           RESOLUTION OF DISPUTES. Any controversy or claim arising out of or relating to this Agreement or any breach or asserted breach hereof or questioning the validity and binding effect hereof arising under or in connection with this Agreement, other than seeking injunctive relief under Section 12, shall be resolved by binding arbitration, to be held at an office closest to INTELLECT's principal offices in accordance with the rules and procedures of the American Arbitration Association. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. All costs and expenses of any arbitration or court proceeding (including fees and disbursements of counsel) shall be borne by the respective party incurring such costs and expenses.

14.           ASSIGNABILITY; BINDING NATURE.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of Executive) and permitted assigns. No rights or obligations of INTELLECT under this Agreement may be assigned or transferred by INTELLECT except that such rights or obligations may be assigned or transferred in connection with the sale or transfer of all or substantially all of INTELLECT's assets; provided that, the assignee or transferee is the successor to all or substantially all of INTELLECT's assets and such assignee or transferee assumes INTELLECT's liabilities, obligations and duties as contained in this Agreement, either contractually or as a matter of law. No rights or obligations of Executive under this Agreement may be assigned or transferred by Executive other than his rights to compensation and benefits, which may be transferred only by will or operation of law, except as provided below.

15.           REPRESENTATION.  INTELLECT represents and warrants that it is fully authorized and empowered to enter into this Agreement and that the performance of its obligations under this Agreement will not violate any agreement between it and any other person, firm or organization.

16.           ENTIRE AGREEMENT.  This Agreement (and any option or Restricted Stock grant agreements) contains the entire understanding and agreement between the Parties concerning the subject matter contained herein and, as of the Effective Date, with respect thereto supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the Parties with respect thereto, (including, without limitation, the Prior Agreement, which is being amended and restated as set forth herein).

17.           AMENDMENT OR WAIVER.  No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by Executive and an authorized officer of INTELLECT. Except as set forth herein, no delay or omission to exercise any right, power or remedy accruing to any Party shall impair any such right, power or remedy or shall be construed to be a waiver of or an acquiescence to any breach hereof. No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time.

Any waiver must be in writing and signed by Executive or an authorized officer of INTELLECT, as the case may be.

18.           SEVERABILITY.  In the event that any provision or portion of this Agreement, including, without limitation, Section 11, 12 or 13, shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

19.           SURVIVORSHIP.  The respective rights and obligations of the Parties hereunder shall survive any termination of Executive's employment to the extent necessary to the intended preservation of such rights and obligations.

20.           BENEFICIARIES/REFERENCES.  Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive's death by giving INTELLECT written notice thereof. In the event of Executive's death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

21.           GOVERNING LAW/JURISDICTION.  This Agreement shall be governed by and construed and interpreted in accordance with the laws of New York without reference to principles of conflict of laws. Subject to Section 15, INTELLECT and Executive hereby consent to the jurisdiction of any or all of the following courts for purposes of resolving any dispute under this Agreement: (i) the United States District Court for New York, or (ii) any of the courts of the State of New York. INTELLECT and Executive further agree that any service of process or notice requirements in any such proceeding shall be satisfied if the rules of such court relating thereto have been substantially satisfied. INTELLECT and Executive hereby waive, to the fullest extent permitted by applicable law, any objection which it or he may now or hereafter have to such jurisdiction and any defense of inconvenient forum.

22.           NOTICES.  Any notice given to a Party shall be in writing and shall be deemed to have been given when delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the Party concerned at the address indicated below or to such changed address as such Party may subsequently give such notice of:

If to INTELLECT:

INTELLECT NEUROSCIENCES, INC.
7 West 18th Street
New York, NY 10011
Attention: Chief Financial Officer

with copies to (such copies not constituting notice):

INTELLECT NEUROSCIENCES, INC.
7 West 18th Street
New York, NY 10011
Attention: Chairman of the Governance and Nominating Committee of the Board

If to EXECUTIVE:

Dr. Daniel Chain
205 East 16th Street, Apt 3B
New York, NY 10003

23.           HEADINGS.  The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

24.           SECTION 409A.  The intent of the parties is that this Agreement will be in full compliance with Section 409A, and in the event that any provision of this Agreement is determined to be inconsistent with the requirements of Section 409A as determined in the opinion of INTELLECT’s legal counsel, such provision shall be automatically adjusted (including, without limitation, by delay of payments otherwise due) to the extent necessary to comply therewith in a manner that maintains the original intent of the parties to the maximum extent possible avoids the imposition of an additional tax under Section 409A of the Code.

25.           COUNTERPARTS.  This Agreement may be executed in two or more counterparts.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

INTELLECT NEUROSCIENCES, INC.

/s/ Elliot Maza

By: Elliot Maza
Title: President and Chief Financial Officer

EXECUTIVE

/s/ Daniel Chain

Daniel Chain